Exhibit 99.1

News Release | For Immediate Release

FactSet Reports Solid Revenue and Earnings Growth in Fourth Quarter 2017	Contact: Rima Hyder FactSet 857.265.7523

NORWALK, Conn., September 26, 2017 - FactSet (the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced its results for the fourth quarter ended August 31, 2017.

Fourth Quarter 2017 Highlights

●

Revenues increased 13.7% or $39.4 million to $326.6 million compared with $287.3 million for the same period in 2016. Organic revenues grew 6.3% to $301.3 million during the fourth quarter of 2017 from the prior year period.

●

Operating margin decreased to 25.2% compared to 30.5% in the prior year period. The decrease in operating margin is primarily related to $11.2 million in restructuring actions initiated by the Company and modifications to certain share-based compensation grants. Adjusted operating margin decreased to 31.2% compared with 33.4% in the prior year period.

●

Diluted earnings per share (“EPS”) decreased to $1.52 compared with $3.55 for the same period in 2016. The prior period diluted EPS included a one-time gain of $2.01 from the sale of the Market Metrics business. Adjusted diluted EPS for the fourth quarter rose 12.4% to $1.90.

●

Annual Subscription Value (“ASV”) increased to $1.32 billion at August 31, 2017 compared with prior year ASV of $1.15 billion. Organic ASV, which excludes the effects of acquisitions, dispositions and foreign currency increased 5.7%.

●

The Company’s effective tax rate for the fourth quarter was 25.3%, as compared to 27.8% a year ago. Excluding income tax benefits from both periods, the current year annual effective tax rate was 25.3%, a decrease from 28.3% a year ago, primarily due to FactSet’s global operational realignment effective September 1, 2016.

“We closed fiscal 2017 with solid ASV growth. We expanded our product portfolio with exciting new acquisitions in key growth areas such as analytics and wealth. As we look ahead to fiscal 2018, we are focused on gaining further value from our acquisitions and growing our core business,” said Phil Snow, FactSet CEO.

Adjusted Financial Measures*
(Condensed and Unaudited)	Three Months Ended August 31,

(In thousands, except per share data)	2017	2016	Change

GAAP revenues	$326,642	$287,291	13.7%
Organic revenues	$301,311	$283,432	6.3%
Adjusted operating income	$102,735	$96,098	6.9%
Adjusted operating margin	31.2%	33.4%
Adjusted net income	$74,721	$68,607	8.9%
Adjusted diluted EPS	$1.90	$1.69	12.4%

 * See reconciliation of U.S. GAAP to adjusted metrics measures in the back of this press release

News Release | For Immediate Release

Maurizio Nicolelli, FactSet CFO added, “We ended fiscal 2017 with solid performance across all our key metrics despite the challenges in our core market. We grew revenue and adjusted earnings to record levels again this quarter, secured key wins with global clients and returned over $340 million to shareholders in this fiscal year.”

Annual Subscription Value (ASV) and Segment Revenue

ASV was $1.32 billion at August 31, 2017, up 5.7% or $65.9 million organically from the prior year. ASV excludes professional services fees billed in the last 12 months, which are not subscription-based. Organic ASV, which excludes the effects of acquisitions, dispositions and foreign currency, increased $31.7 million over the last three months. ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients.

Buy-side and sell-side ASV growth rates for the fourth quarter of fiscal 2017 were 5.9% and 4.6%, respectively. Buy-side clients accounted for 84% of ASV while the remainder is derived from sell-side firms that perform mergers and acquisitions advisory work, capital markets services and equity research. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this earnings release.

ASV from U.S. operations was $825.1 million, increasing 9.4% over prior year of $754.3 million and 4.9% organically. U.S. revenues were $204.1 million compared with $186.7 million. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the U.S. revenue growth rate was 5.6%. ASV from international operations was $491.5 million, increasing 24.3% over prior year of $395.5 million and 7.7% organically. International ASV now represents 37.3% of total ASV, up from 34.4% a year ago. International revenues were $122.6 million compared with $100.5 million from the fourth quarter of 2016. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency, the international revenue growth rate was 7.6%.

Operational Highlights – Fourth Quarter of Fiscal 2017

●	Client count as of August 31, 2017 was 4,744, a net increase of 115 clients in the past three months.

●	User count grew 2,821 to 88,846 in the past three months. User count includes users of FactSet workstations and StreetAccount users.

●	Annual client retention was greater than 95% of ASV. When expressed as a percentage of clients, annual retention was 91%.

●	Employee count was 9,074 at August 31, 2017, up 699 people in the past 12 months. Excluding workforces acquired in fiscal 2017, headcount increased 2.4% from a year ago.

●

Quarterly free cash flow was $89.3 million compared with $57.0 million for the fourth quarter of 2016. Net cash provided by operating activities for the fourth quarter was $100.2 million compared with $70.0 million for the fourth quarter of 2016.

●	Capital expenditures decreased to $10.9 million, compared with $13.1 million a year ago.

●	A regular quarterly dividend of $21.9 million, or $0.56 per share, was paid on September 19, 2017, to common stockholders of record as of August 31, 2017.

●	FactSet integrated its Research Management Solutions with Liquidnet’s Broker Vote and Commission Management System to offer MiFID II research unbundling solutions.

●	FactSet secured significant wins with global clients across its product portfolio, including National Bank Investments, Danske Bank, and Banco Santander Totta.

News Release | For Immediate Release

Full Year 2017 Highlights

●	ASV rose to $1.32 billion, up 5.7% organically.

●	Revenues increased 8.3% to $1.22 billion, up 6.9% organically.

●	Adjusted diluted EPS increased 14.2% to $7.31.

●	Free cash flow totaled $283.7 million.

●	Client count increased by 12.8% or 539 during the year, while users grew by 5.8% or 4,910 from the prior year.

●	FactSet returned $342 million to stockholders in the form of share repurchases and dividends during the fiscal year.

●

The Company completed numerous strategic acquisitions, Vermilion, Cymba, BISAM Technologies S.A and Interactive Data Managed Solutions (IDMS), renamed to FactSet Digital Solutions (FDSG), in fiscal 2017 to broaden its suite of products and provide end-to-end solutions for its clients.

●

FactSet was named by Great Place to Work® as one of the UK’s Best Workplaces™ in the Medium category for the ninth time, ranking 40. This reinforces FactSet’s commitment to being a career destination for the best and brightest in the UK.

●

FactSet, Vermilion, and Portware received awards in more than nine industry competitions in 2017 including Best Market Data award for the first time at the Inside Market Data and Inside Reference Data Awards. The Company was also recognized as Best Analytics Provider for the second consecutive year.

Share Repurchase Program

FactSet repurchased 270,000 shares for $44.1 million during the fourth quarter under the Company’s existing share repurchase program. Over the last 12 months, FactSet has returned $342 million to stockholders in the form of share repurchases and dividends, funded by cash generated from operations. As of August 31, 2017, $244.1 million remained for future share repurchases under the share repurchase program.

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of today’s date. Given the risk factors, uncertainties and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

First Quarter Fiscal 2018 Expectations:

●	GAAP Revenues are expected to be in the range of $327 million and $333 million.

●	GAAP operating margin is expected to be in the range of 28% and 29%. Adjusted operating margin is expected to be in the range of 31% and 32%.

●	The annual effective tax rate is expected to be in the range of 25% and 26%.

●

GAAP diluted EPS is expected to be in the range of $1.75 and $1.81. Adjusted diluted EPS is expected to be in the range of $1.93 and $1.99. The midpoint of the adjusted EPS range represents 12% growth over the prior year.

The annual effective tax rate and the GAAP diluted and adjusted diluted EPS guidance do not include the expected impact from the adoption of an accounting standard update, which impacts several aspects of the accounting for employee share-based payment transactions, including income taxes and classification in the statement of cash flows. This accounting standard update will be effective for FactSet beginning in the first quarter of fiscal 2018.

News Release | For Immediate Release

Both GAAP operating margin and GAAP diluted EPS guidance do not include the effects of any non-recurring benefits or charges that may arise in the first quarter of fiscal 2018.

Conference Call

The Company will host a conference call today, September 26, 2017 at 11:00 a.m. Eastern Time to discuss the fourth quarter results with its investors. The call will be webcast live at http://investor.factset.com/investors/audiocasts. The following information is provided for investors who would like to participate:

U.S. Participants:	833.231.8259
International Participants:	647.689.4104
Passcode:	71877004
Moderator:	Rima Hyder, Vice President, Investor Relations

An archived webcast with the accompanying slides will be available at investor.factset.com for one year after the conclusion of the live event. The earnings call transcript will also be available via FactSet CallStreet. An audio replay of this conference will also be available until October 3, 2017 via the following telephone numbers: 800.585.8367 in the U.S. and 416.621.4642 internationally using passcode 71877004.

Forward-looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company's strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "should," "indicates," "continues," "subscriptions" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to: the current status of the global economy; the ability to integrate newly acquired companies and businesses; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company's leading technological position and reputation; the impact of global market trends on the Company's revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the retention of key clients; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

About Non-GAAP Financial Measures

Financial measures in accordance with U.S. GAAP including revenue, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

News Release | For Immediate Release

Organic revenues exclude the effects of acquisitions and dispositions completed in the last 12 months and foreign currency in all periods presented. Adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share exclude both intangible asset amortization and non-recurring items, including acquisition costs. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet.

The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. FactSet uses this financial measure, both in presenting its results to stockholders and the investment community, and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet

FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior analytics, service, content, and technology to help more than 88,000 users see and seize opportunity sooner. We are committed to giving investment professionals the edge to outperform, with fresh perspectives, informed insights, and the industry-leading support of our dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly ranked as one of Fortune's 100 Best Companies to Work For and a Best Workplace in the United Kingdom and France.  Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow on Twitter: www.twitter.com/factset.

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Consolidated Statements of Income (Unaudited)
	Three Months Ended August 31,		Twelve Months Ended August 31,

(In thousands, except per share data)	2017	2016	2017	2016

Revenues	$326,642	$287,291	$1,221,179	$1,127,092

Operating expenses
Cost of services	161,269	124,160	566,580	487,409
Selling, general and administrative	82,945	75,397	302,464	290,007
Total operating expenses	244,214	199,557	869,044	777,416

Operating income	82,428	87,734	352,135	349,676

Other expense
Gain (loss) on sale of business	—	112,453	(1,223)	112,453
Interest expense, net of interest income	(2,655)	(371)	(6,600)	(1,136)
Total other (expense) income	(2,655)	112,082	(7,823)	111,317

Income before income taxes	79,773	199,816	344,312	460,993

Provision for income taxes	20,221	55,510	86,053	122,178
Net income	$59,552	$144,306	$258,259	$338,815

Diluted earnings per common share	$1.52	$3.55	$6.51	$8.19

Diluted weighted average common shares	39,281	40,673	39,642	41,365

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Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended August 31,		Twelve Months Ended August 31,

(In thousands)	2017	2016	2017	2016

Net income	$59,552	$144,306	$258,259	$338,815

Other comprehensive income (loss), net of tax
Net unrealized gain (loss) on cash flow hedges*	784	(1,086)	5,017	(857)
Foreign currency translation adjustments	18,136	(15,777)	28,816	(23,644)
Other comprehensive income (loss)	18,920	(16,863)	33,833	(24,501)
Comprehensive income	$78,472	$127,443	$292,092	$314,314

*For the three and twelve months ended August 31, 2017, the unrealized gain on cash flow hedges was net of tax expense of $486 and $3,047, respectively. For the three and twelve months ended August 31, 2016, the unrealized loss on cash flow hedges was net of tax benefit of $634 and $498, respectively.

News Release | For Immediate Release

Consolidated Balance Sheets (Unaudited)

	August 31,	August 31,
(In thousands)	2017	2016

ASSETS
Cash and cash equivalents	$194,731	$228,407
Investments	32,444	24,217
Accounts receivable, net of reserves	148,331	97,797
Prepaid taxes	7,076	—
Deferred taxes	2,668	3,158
Prepaid expenses and other current assets	24,126	15,697
Total current assets	409,376	369,276

Property, equipment, and leasehold improvements, net	100,454	84,622
Goodwill	707,560	452,915
Intangible assets, net	173,543	93,161
Deferred taxes	7,412	13,406
Other assets	14,970	5,781
Total Assets	$1,413,315	$1,019,161

LIABILITIES
Accounts payable and accrued expenses	$59,214	$45,836
Accrued compensation	61,083	51,036
Deferred fees	47,495	33,247
Taxes payable	9,112	7,781
Deferred taxes	2,382	291
Dividends payable	21,853	20,019
Total current liabilities	201,139	158,210

Deferred taxes	24,892	1,708
Deferred fees	3,921	—
Taxes payable	11,484	8,782
Long-term debt	575,000	300,000
Deferred rent and other non-current liabilities	37,188	33,080
Total Liabilities	$853,624	$501,780

STOCKHOLDERS’ EQUITY
Common stock	$518	$512
Additional paid-in capital	741,748	623,195
Treasury stock, at cost	(1,606,678)	(1,321,700)
Retained earnings	1,458,823	1,283,927
Accumulated other comprehensive loss	(34,720)	(68,553)
Total Stockholders’ Equity	559,691	517,381
Total Liabilities and Stockholders’ Equity	$1,413,315	$1,019,161

News Release | For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
(In thousands)	Twelve Months Ended August 31,

	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$258,259	$338,815
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	48,294	38,052
Stock-based compensation expense	34,183	29,793
Loss (gain) on sale of business	1,223	(112,453)
Deferred income taxes	4,879	4,528
Loss on sale of assets	59	8
Tax benefits from share-based payment arrangements	(10,331)	(18,205)
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(29,502)	(3,541)
Accounts payable and accrued expenses	(2,226)	5,525
Accrued compensation	6,427	3,961
Deferred fees	(229)	700
Taxes payable, net of prepaid taxes	7,877	30,270
Prepaid expenses and other assets	(850)	7
Deferred rent and other non-current liabilities	2,331	13,674
Other working capital accounts, net	132	6
Net cash provided by operating activities	320,527	331,140

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	(303,086)	(262,909)
Proceeds from the sale of subsidiaries, net	—	153,137
Purchases of investments	(30,757)	(18,137)
Proceeds from sales of investments	23,399	17,241
Purchases of property, equipment and leasehold improvements, net of proceeds from dispositions	(36,862)	(47,740)
Net cash used in investing activities	(347,306)	(158,408)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(80,898)	(74,218)
Repurchase of common stock	(260,978)	(356,828)
Proceeds from debt	575,000	265,000
Repayment of debt	(300,000)	—
Sale of business	(1,223)	—
Debt issuance costs	(438)	(12)
Proceeds from employee stock plans	50,045	56,851
Tax benefits from share-based payment arrangements	10,331	18,205
Net cash used in financing activities	(8,161)	(91,002)

Effect of exchange rate changes on cash and cash equivalents	1,264	(12,237)

Net (decrease) increase in cash and cash equivalents	(33,676)	69,493

Cash and cash equivalents at beginning of period	228,407	158,914
Cash and cash equivalents at end of period	$194,731	$228,407

News Release | For Immediate Release

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures

Financial measures in accordance with U.S. GAAP including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities have been adjusted below. FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues (Details may not sum to total due to rounding)

(Unaudited)	Three Months Ended August 31,

(In thousands)	2017	2016	Change
GAAP Revenues	$326,642	$287,291	13.7%
Deferred revenue fair value adjustment (a)	2,955	—
Acquired revenues (b)	(28,339)	—
Market Metrics revenues	—	(3,859)
Currency impact (c)	53	—
Organic revenues	$301,311	$283,432	6.3%

(a)	The adjustment for the fourth quarter of fiscal 2017 relates to the deferred revenue fair value adjustments from purchase accounting.

(b)	Acquired revenues from acquisitions completed within the last 12 months.

(c)	The impact from foreign currency movements over the past 12 months.

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Operating Income, Margin, Net Income and Diluted EPS (Details may not sum to total due to rounding)

(Unaudited)	Three Months Ended August 31,

(In thousands, except per share data)	2017	2016	Change
GAAP Operating income	$82,428	$87,734	(6.0)%
Intangible asset amortization (a)	6,159	3,732
Deferred revenue fair value adjustment (b)	2,955	—
Other non-recurring items (c)	11,193	4,632
Adjusted operating income	$102,735	$96,098	6.9%
Adjusted operating margin (d)	31.2%	33.4%

GAAP Net income	$59,552	$144,306	(58.7)%
Intangible asset amortization (a)(e)	4,601	2,675
Deferred revenue fair value adjustment (b)(e)	2,207	—
Other non-recurring items (c)(e)	8,361	3,320
Gain on sale of business (f)	—	(81,694)
Adjusted net income	$74,721	$68,607	8.9%

GAAP Diluted earnings per common share	$1.52	$3.55	(57.2)%
Intangible asset amortization (a)(e)	0.12	0.07
Deferred revenue fair value adjustment (b)(e)	0.06	—
Other non-recurring items (c)(e)	0.21	0.08
Gain on sale of business (f)	—	(2.01)
Adjusted diluted earnings per common share	$1.90	$1.69	12.4%
Weighted average common shares (Diluted)	39,281	40,673

(a)

GAAP operating income in the fourth quarter of fiscal 2017 was adjusted to exclude $6.2 million of pre-tax intangible asset amortization, which reduced net income by $4.6 million and diluted earnings per share by $0.12. GAAP operating income in the fourth quarter of fiscal 2016 was adjusted to exclude $3.7 million of pre-tax intangible asset amortization, which reduced net income by $2.7 million and diluted earnings per share by $0.07.

(b)	The adjustment for the fourth quarter of fiscal 2017 relates to the deferred revenue fair value adjustments from purchase accounting.

(c)

GAAP operating income in the fourth quarter of fiscal 2017 was adjusted to exclude $11.2 million of pre-tax expenses including $5.6 million related to modifications of certain share-based compensation grants, $5.0 million from restructuring actions initiated by the Company, and $0.6 million in other acquisition-related costs, which reduced net income by $8.4 million and diluted earnings per share by $0.21. GAAP operating income in the fourth quarter of fiscal 2016 was adjusted to exclude $4.6 million of pre-tax non-recurring items primarily related to legal matters, which reduced net income by $3.3 million and diluted earnings per share by $0.08.

(d)	Adjusted operating margin for the fourth quarter of fiscal 2017 is calculated as adjusted operating income divided by GAAP revenues plus the deferred revenue fair value adjustment.

(e)

For the purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenue fair value adjustments and non-recurring acquisition costs were taxed at the annual effective tax rates of 25.3% for fiscal 2017 and 28.3% for fiscal 2016.

(f)

GAAP net income in the fourth quarter of fiscal 2016 was adjusted to exclude an after-tax gain of $81.7 million related to the sale of the Market Metrics business in July 2016, net of tax of $30.8 million. The gain on sale was taxed at an effective tax rate of 27.4% and increased diluted earnings per share by $2.01.

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Free Cash Flow (Details may not sum to total due to rounding)

(Unaudited)	Three Months Ended August 31,

(In thousands)	2017	2016	Change
Net cash provided by operating activities	$100,215	$70,036
Capital expenditures	(10,880)	(13,069)
Free cash flow	$89,335	$56,967	56.8%

Supplementary Schedules of Historical ASV by Client Type

The following table presents the percentages and growth rates of organic ASV by client type, excluding currency, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency.

	Q4’17	Q3’17	Q2’17	Q1’17	Q4’16	Q3’16
% of ASV from buy-side clients	84.1%	84.4%	83.2%	83.0%	82.6%	83.0%
% of ASV from sell-side clients	15.9%	15.6%	16.8%	17.0%	17.4%	17.0%

ASV Growth rate from buy-side clients	5.9%	5.7%	6.8%	8.3%	9.0%	10.3%
ASV Growth rate from sell-side clients	4.6%	5.8%	4.9%	6.3%	7.6%	8.1%
Total Organic ASV Growth Rate	5.7%	5.7%	6.5%	7.9%	8.8%	9.9%

The following table presents the calculation of the above-mentioned ASV growth rates from all clients.

(Details may not sum to total due to rounding)

(In millions)	Q4’17	Q4’16
As reported ASV (a)	$1,316.6	$1,149.9
Acquired ASV (b)	(102.8)	—
Professional services fees (c)	—	(4.4)
Currency impact (d)	(2.8)	0.7
Organic ASV total	$1,211.1	$1,146.2
Total Organic ASV Growth Rate	5.7%

(a)

Beginning with the fiscal third quarter of 2017, FactSet excluded professional services fees billed within the last 12 months, which are not subscription based. ASV for the fourth quarter of 2017 excludes $17.2 million in professional services fees.

(b)	Acquired ASV from acquisitions completed within the last 12 months.

(c)	The organic ASV for the fourth quarter of fiscal 2016 was adjusted to exclude professional services fees.

(d)	The impact from foreign currency movements was excluded above to calculate total organic ASV.